EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of November 13, 2006, by and between Vyyo Inc., a Delaware corporation having its principal place of business at 6625 The Corners Parkway, Suite 100, Norcross, Georgia 30092 (collectively with its subsidiaries and affiliates, the “Company”), and Margaret A. Bellville, an individual residing at 1189 West Brookhaven Drive, Atlanta, Georgia 30319 (“Consultant”) (collectively the “Parties” and individually a “Party”).

1.             Services.

                a.             Scope of Services.  During the Term (as defined below) of this Agreement, Consultant shall provide services to the Company as described on Exhibit A (the “Services”).  Consultant shall perform the Services in a careful, professional and workmanlike manner and to the best of Consultant’s ability.  The Company reserves the right to reasonably adjust the scope of the Services and Consultant agrees to use its reasonable efforts to accommodate any such change in the scope of the Services.  This Agreement governs the terms and conditions of Consultant’s Services to the Company as set forth in this Agreement and does not affect, and is otherwise unrelated to, Consultant’s membership on the Company’s Board of Directors.

                b.             Loyalty.  Without limiting the other terms of this Agreement, Consultant agrees that Consultant will not use any of the information provided under this Agreement or in connection with the provision of Services, to solicit business from customers of the Company.  In addition, Consultant agrees that Consultant will not make any disparaging comments to any customer of the Company or any other person regarding any Company product or service or indicate that any such product or service is inferior or otherwise deficient when compared to competitive products or services.

2.             Independent Contractor.  It is understood and agreed, and it is the intention of the Parties, that Consultant is an independent contractor, and not the employee, agent, joint venturer or partner of the Company for any purposes whatsoever.  Consultant is not entitled to participate in any plans, arrangements or distributions pertaining to any employee benefits of the Company’s employees.  Consultant shall be entirely and solely responsible for her acts while engaged in the performance of Services hereunder, and shall have no right, power or authority to create any obligation, express or implied, on behalf of the Company.

3.             Compensation.

a.             Fees.  During the Term, the Company shall pay Consultant Two Thousand Dollars ($2,000) per month, in accordance with the Company’s normal payroll practices.

b.             Expenses.  Consultant shall be reimbursed for all reasonable and necessary expenses incurred in performing the Services that have been approved in advance by the Company. All expenses exceeding $250 per month and any expenses in connection with airfare exceeding $250 per trip shall be approved in writing in advance by the Company.  Reimbursable expenses shall be invoiced to the Company on a monthly basis, together with all supporting documentation required by the Company.  All such expenses shall be billed at Consultant’s actual out-of-pocket cost, without surcharge.  The Company shall reimburse such expenses within 45 days of its receipt of Consultant’s invoice.

c.             Taxes.  Consultant shall be responsible for the payment of all applicable taxes, including, but not limited to, federal income tax, employment taxes and any other taxes and shall indemnify the Company for the same.  In the event the Company is required, or deems it appropriate, to withhold applicable taxes, Consultant shall receive payment net of such withheld taxes.

4.             Term; Termination.

a.             Term.  Unless sooner terminated as provided below, the Agreement will continue in effect for a period of one year (the “Term”).  The Term may be extended by mutual agreement of the Parties.

b.             Termination.  Either Party may terminate this Agreement on 30 days prior written notice.  Either Party may terminate this Agreement immediately and without prior notice if the other Party is in breach of any material provision of the Agreement.

c.             Effect of Termination.  Following termination or expiration of this Agreement, the Company shall be obligated to pay Consultant for Services provided through the date of termination or expiration.  Termination of this Agreement for any reason shall not affect the obligations of the Parties under Section 5 of this Agreement entitled “Trade Secrets.”

5.             Trade Secrets.

a.             Definition.  The Parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of her duties hereunder, Consultant shall have access to and become acquainted with the following information concerning the operation of the Company and the Company’s affiliates, and that of the Company’s clients and customers:  confidential information, future plans, business forecasts, data and other technical information, test data, customer lists, research and development activities, marketing plans and strategies, processes, know-how and other trade secrets and proprietary information (the “Confidential Information”).

b.             Duty of Confidentiality.  Consultant agrees that she shall not disclose any Confidential Information, directly or indirectly, to any other person or use such Confidential Information in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Consultant’s Services to the Company, or as otherwise required by applicable law.  Consultant further agrees that all files, records, documents, equipment and similar items relating to the Company’s business, whether prepared by Consultant during the term of this Agreement or by others, are and shall remain exclusively the property of the Company.

c.             Excluded Information.  The Parties agree that the prohibitions of this Section 5 shall not apply to any information which:

(i)            At the time of disclosure is in the public domain;

(ii)           After disclosure becomes a part of the public domain through no act or omission of Consultant;

(iii)          Was known by or in the possession of Consultant prior to disclosure by the Company; or

(iv)          Is rightfully received by Consultant from third parties not employed by the Company.

6.             Miscellaneous Provisions.

a.             Notices.  Any notice required to be given pursuant to this Agreement shall be effective only if in writing and delivered personally or by mail.  If given by mail, such notice must be sent by registered or certified mail, postage prepaid, and mailed to the Parties at the addresses set forth on the signature page hereof, or at such other addresses as the Parties may designate from time to time by written notice.  Mailed notices shall be deemed received two business days after the date of deposit in the mail.

b.             Partial Invalidity.  If any Section of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the other Sections of this Agreement (or the application of the invalid Section to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

c.             Waiver.  No waiver of any right hereunder shall be effective for any purpose unless in writing and signed by the Party hereto possessing said right.  No such waiver shall be construed to be a waiver of any subsequent right, term or provision of this Agreement.

d.             Attorneys’ Fees; Costs.  If any Party to this Agreement institutes any legal action or proceeding against another Party to enforce or construe any of the provisions of this Agreement, or to determine the validity thereof, the Party prevailing in such action or proceeding shall be entitled to recover from the other Party their costs of the action, including as an element of damages reasonable attorneys’ fees, together with such costs and fees incurred in enforcing any judgment or decisions entered therein.

e.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and to be performed wholly within the State of Delaware, and without reference to the choice of law principles of the State of Delaware, or any other state.

f.              Arbitration.  Any disputes arising under this Agreement shall be submitted to binding arbitration by one neutral arbitrator associated with JAMS/Endispute who is mutually acceptable to the Parties.  The County of Gwinnett, Georgia, U.S.A. shall be the venue for any proceeding, which proceeding shall be conducted in accordance with the  rules and procedures of JAMS/Endisptue and not by court action, except as provided by Delaware law for judicial review of arbitration proceedings.  Any decision or award entered as a result of such arbitration shall be final and binding upon all Parties.  The filing of a judicial action to enable the recording of a notice of a pending action, for orders of injunction or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.  The Parties agree to the exclusive personal jurisdiction of courts of general jurisdiction in Gwinnett, Georgia, U.S.A., for enforcement of such arbitration awards, agree to accept any service of process by personal service, facsimile, express or overnight mail, or regular mail, return receipt requested, at the address listed below as being binding on such Party and agree to accept such arbitrators and court as being the sole and exclusive forum and venue for hearing such claims, disputes, controversies, breaches or similar events.  The Parties agree to waive any defense of forum non conveniens or improper venue respecting such courts.  The cost of the arbitration shall be borne by the losing Party or in such proportion as the arbitrator shall decide.

g.             Representation by Independent Counsel.  Consultant acknowledges that by signing this Agreement, Consultant is deemed to have consulted with counsel of Consultant’s own choosing in connection with this Agreement.  Each Party represents that they have read this Agreement in full and understands and voluntarily consents to each and every provision contained in this Agreement.

h.             Compliance.   Consultant represents and warrants to the Company that she is not restricted or prohibited from entering into this Agreement and providing the Services contemplated hereby, and that nothing in this Agreement conflicts with any contract or employment obligation of Consultant.  Nothing contained in this Agreement shall require or  permit Consultant or the Company to do any act inconsistent with the requirements of any statue, regulation or rule of the United States, including, but not limited to the Foreign Corrupt Practices Act or any similar law, regulation or rule that may be in effect from time to time, or any contract or employment relationship of the Consultant of which either the Consultant or the Company may become aware in the future.

i.              Entire Agreement.  This Agreement and the attached Exhibit(s) contain the entire agreement and understanding between the Parties related to Consultant’s Services to the Company and supersedes all prior agreements and understandings, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing and signed by Consultant and the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as set forth below.

Date: November 13, 2006	Date: November 13, 2006

Vyyo Inc.	Margaret A. Bellville
66225 The Corners Parkway, Suite 100	1189 West Brookhaven Drive
Norcross, Georgia 30092	Atlanta, Georgia 30319

By:	/s/ Avner Kol	/s/ Margaret A. Bellville
Name:	Avner Kol
Title:	Chief Operating Officer